Exhibit 97.1

UNANIMOUS WRITTEN CONSENT

OF THE BOARD OF DIRECTORS
OF
NOCERA, INC.

November 29, 2023

The undersigned, constituting all of the members of the Board of Directors (the “Board”) of Nocera, Inc., a Nevada corporation (the “Corporation”), in lieu of a meeting of the Board and pursuant to the authority of Section 78.315 of the Nevada Revised Statutes and the Amended and Restated Bylaws of the Corporation, hereby consent to, authorize, and adopt the following resolutions with the same force and effect as if the undersigned were personally present at a meeting of the Board and had voted for the same (this “Written Consent”).

Clawback Policy

WHEREAS, the Board believes that it is in the best interests of the Corporation and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Corporation’s pay-for-performance compensation philosophy; and

WHEREAS, the Board wishes to adopt a policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws designed to comply with Section 10D of the Securities Exchange Act of 1934 and Nasdaq Listing Rule 5608.

RESOLVED, that the Board hereby adopts the Nocera, Inc. Clawback Policy (the “Policy”), a copy of which is attached hereto as Exhibit A; and

RESOLVED, that “Covered Executive” as defined in the Policy shall include Andy Ching-An Jin, the Corporation’s Chief Executive Officer, Shun-Chih (“Jimmy”) Chuang, the Corporation’s Chief Financial Officer; Hong-Wen (“Howard”) Ruan, the Corporation’s Chief Operating Officer; and Gerald H. Lindberg, the Corporation’s Secretary and any other “officer” as defined in Rule 16a-1(f) under the Exchange Act.

General Authorization

RESOLVED, that the authorized officers be, and each them individually hereby is, authorized, empowered, and directed in the name and on behalf of the Corporation to take or cause to be taken all further actions, and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments, deeds, or certificates in the name and on behalf of the Corporation, and to prepare, execute, and file, or cause to be prepared, executed, and filed, with any federal, state, local, foreign, or other regulatory agencies any forms, reports, filings, applications, or other documents, and to incur and pay, or cause to be incurred and paid, such expenses, fees, and taxes as shall, in the opinion of such authorized officers, be deemed necessary, advisable, or appropriate, and the taking of any such action or the preparation, delivery, execution, or filing by any authorized officers of any of the foregoing or the payment of any such expenditures shall conclusively establish authority therefor from and the approval of the Corporation to effectuate or carry out fully the purpose and intent of all of these resolutions;

RESOLVED FURTHER, that any actions taken by the officers of the Corporation, prior to the date of the foregoing resolutions adopted hereby that are within the authority conferred thereby are hereby ratified, confirmed, approved, and adopted as actions of the Corporation; and

RESOLVED FURTHER, that an executed copy of this Written Consent shall be filed with the minutes of the proceedings of the Board.

[Signature page follows]

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The undersigned directors have executed this Unanimous Written Consent of the Board of Directors as of the date first written above.

/s/ Gerald H. Lindberg
Gerald H. Lindberg

/s/ Thomas A. Steele
Thomas A. Steele

/s/ Hui-Ying Zhuang
Hui-Ying Zhuang

/s/ Yiwen Zhang
Yiwen Zhang

/s/ Song-Yuan Teng
Song-Yuan Teng

Signature Page to Unanimous Written Consent of the Board of Directors

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EXHIBIT A

CLAWBACK POLICY

(See attached.)

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